Exhibit 5.1

Global Ship Lease, Inc.
c/o GSL Enterprises Ltd.
9 Irodou Attikou Street
Kifisia, Athens
Greece, 14561

October 9, 2024

RE: Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (as amended, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”), including a reoffer prospectus contained therein (the “Reoffer Prospectus”) covering the reoffer and resale of up to 1,669,533 shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”) by the selling securityholders named in the Reoffer Prospectus that have been or will be acquired pursuant to awards or grants under the Company’s 2019 Omnibus Incentive Plan (the “Plan”), consisting of (i) up to 1,203,276 shares of Common Stock (the “Issued Shares”) previously issued pursuant to the Plan and instruments executed pursuant to the Plan which govern the awards or grants to which the Issued Shares relate and (ii) up to 466,257 shares of Common Stock (the “Issuable Shares”) issuable pursuant to the Plan and instruments executed pursuant to the Plan which govern the awards or grants to which the Issuable Shares relate, and which may include certain vesting and other conditions. Such selling securityholders may reoffer or resell all, a portion, or none of these shares of Common Stock.

We have examined the Registration Statement, including the Reoffer Prospectus, the Plan, and the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Issued Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and (ii) the Issuable Shares have been duly authorized, and upon issuance and delivery of the Issuable Shares in accordance with the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards or grants to which the Issuable Shares relate, the Issuable Shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission, and to each reference to our firm in the Reoffer Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP